CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH "[***]". SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II)WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

ART PURCHASE AGREEMENT

Contract Number PA00384

Artist:	Martin Wong	(the **"Work"**)
Title:	The Most Beautiful Painting in the World	
Medium:	Acrylic on Canvas	
Size:	60 x 84 in. (l52.4 x 213.4 cm.)	
Date:	1989	

THJS ART PURCHASE AGREEMENT ***("Purcl,aseAgreemenf')*** is made and entered into this 12th day of September, 2023 (the ***"Effective Date"),*** by and between [***] ***("Seller'),*** and Masterworks Gallery, LLC, a Delaware limited liability company with an address at 225 Liberty Street, 29th Floor, New York, New York, 10281 ***("Agent').*** Seller is acting on behalf of the sole legal and beneficial Owner ***("Owner")*** of the work of art described above (the ***"Work"),*** and has the authority to sell the Work on behalf of the Owner. Agent is acting as agent on behalf of the Gallery Segregated Portfolio of Masterworks Cayman, SPC ***("Buyer"),*** and as the exclusive authority to buy the Work on behalf of Buyer. Seller, on behalfof Owner, has agreed to sell the Work to Buyer, and Agent, on behalf of Buyer, has agreed to buy the Work from Seller, on the terms and conditions set forth in this Purchase Agreement. In consideration of the mutual promises contained in this Purchase Agreement, th parties agree as follows:

I. **SALE**. Seller agrees to sell the Work to Buyer, and Agent on behalf of Buyer agrees to buy the Work from Seller, subject to the terms and conditions set forth in this Purchase Agreement.

2. PURCHASE PRJCE AND MANNER OF PAYMENT.

2. I The purchase price for the Work is Seven Hundred, Fifteen Thousand U.S. Dollars (USO $715,000) (the ***"Purcliase Price").*** For the purposes of this Purchase Agreement, the **"Closing Date"** shall mean the date upon which Agent or Buyer pays the full Purchase Price to the Seller and the **"Closing"** shall mean the time such payment is remitted by Buyer in good, cleared funds and title to the Work is vested in Buyer.

2.2 Tue Purchase Price shall be paid as follows: (i) a deposit in the amount of Seventy One Thousand and Five Hundred U.S. Dollars ($71,500) (the ***"First Installmenf')*** shall be paid within five (5) business days of the Effective Date, and (ii) the remaining Six Hundred Forty Three Thousand and Five Hundred U.S. Dollars (USO $643,500) {the ***"Final Installmenf')*** shall be paid no later than thirty (30) calendar days from the Effective Date.

2.3 The obligation to pay the Purchase Price is expressly conditioned on Buyer's being provided access to inspect the Work on or prior to the Closing Date. Agent or Buyer shall pay the Purchase Price to Seller by wire transfer in accordance with the wire instructions listed in the invoice, a copy of which is attached hereto as Exhibit B. which shall be verbally confirmed by a designated representative on behalf of Buyer and a designated representative on behalf of Seller prior to payment to Seller.

3. **REPRESENTATIONS. WARRANTIES, AND COVENANTS OF SELLER.**

3.1. To induce Agent to enter into this Purchase Agreement, and acknowledging that Agent and Buyer are relying on each and all of the following representations, warranties and covenants, Seller, on behalf of itself and Owner, represents and warrants to Agent and Buyer on the Effective Date and on the Closing Date and agrees with Agent and Buyer that:

3.1.1. Seller, without any further action, consent or authority of any other party, and without violation of any party's rights or claims, has, under written agreement, full right, legal authority and capacity to enter into this Purchase Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Purchase Agreement, on behalf of itself and Owner, to execute and deliver the bill of sale (the ***"Bill ofSale")*** in the form annexed as Exhibit C to this Purchase Agreement, to sell and transfer good and marketable title to the Work to Buyer on the Closing Date and to complete the transaction contemplated by this Purchase Agreement.

3.1.2. The Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit A.

3.1.3. Owner is the sole legal and beneficial owner of the Work and has good and marketable title to the Work.

3.1.4. The Work is not, and through the Closing shall not be, subject to or the subject of any rights or interests of others, claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person, entity, government or government agency (actual, threatened or pending) (collectively,-***'Claims").*** Neither Seller nor Owner has any knowledge of any facts or circumstances likely to give rise to any Claims.

3.1.5. Neither Seller nor Owner is aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work. Seller has provided Agent with all material information in Seller's and Owner's knowledge concerning the attribution, authenticity, description, and condition of the Work.

3.1.6. 1n·e condition of the Work is as of the Effective Date, and shall be upon inspection of the Work by Buyer and delivery and inspection of the Work at the Delivery Location (as defined in Section 8.1 below) and at the Closing, as stated in the condition report attached hereto and incorporated by reference as Exhibit A (the ***"Condition Reporf').*** Upon delivery at the Delivery Location, a new condition report for the Work shall be prepared at the sole cost and expense of Buyer, which shall confirm that the condition of the Work is the same as set forth in the Condition Report. If the Work is not in the same condition as reflected in the Condition Report at the time of Closing or its delivery at the Delivery Location, Buyer shall have the right to tenninate the Purchase Agreement in its sole discretion.

3.1.7. To the best of Seller's knowledge, and at all times while owned by Owner, the Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid and any required declarations upon the export and import have been made.

3.1.8. Tbe Work has not been used and the Purchase Price funds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations, anti-terrorism, sanctions, or international restrictions of the United States or any other country. Seller, and/or a designated representative of Seller trained in legal or financial compliance, has obtained and reviewed Owner's official identification and confirmed Owner's identity (includingany ultimate beneficial owner ofa 25% or greater interest in the Work (a ***"Beneficial Owner")*** and confirmed that Owner (including any Beneficial Owner) is not as of the Effective Date or the Closing Date named on any Office of Foreign Assets Control (OFAC) List, U.N. Terrorism list, U.K. Sanctions List, EU Sanction Lists, The Dept. of Foreign Affairs & Trade List, or other generally applicable law or regulation.

3.1.9. If a certificate of authenticity (a *"Certificate")* exists with respect to the Work, Seller has physical possession of such Certificate and wiJI furnish evidence of such Certificate to Agent prior to any payment.

3.1.10. If, at any time prior to the Closing, Seller shall become aware of any fact(s) or circumstance(s) arising after the Effective Date that would make any of the representations and warranties in this Section 3 false or materially inaccurate as of the Effective Date or the Closing Date, Seller shall promptly notify Agent or Buyer in writing of such fact(s) or circwnstance(s).

3.2. Seller, on behalf of itself and Owner, jointly and severally, do hereby agree to inderrmify, defend and hold Agent and Buyer free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted or alleged against Agent or Buyer as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted or alleged against Agent or Buyer arising by reason of, or in connection with, the breach or alleged material breach by Seller or Owner of any provision of this Purchase Agreement, or the actual material falsity or material inaccuracy of any representation or warranty by Seller or Owner contained in this Purchase Agreement.

3.3. The benefits of the representations, warranties, covenants and indemnities contained in this Purchase Agreement shall survive completion of the transaction contemplated by this Purchase Agreement, including without limitation transfer oftbe Workto Buyer. It shall bea condition precedent to Agent and Buyer's obligations that Seller's representations and warranties contained in this Purchase Agreement are true and correct on and as of the Closing Date and delivery of the Work to Buyer. Notwithstanding anything lo the contrary herein, Seller's and Owner's representation, warranty and indemnification relating to the authenticity of the Work shall survive for a period of four(4) years from the Closing Date.

3.4 For the avoidance of doubt, the parties acknowledge that the standard business practices of Masterworks as a company engaged insecuritization of artworks shall not, in any way, invalidate or negate any of the representations, warranties, guarantees, or obligations under this Purchase Agreement.

4. **INSPECTION.** Buyer, or Agent on behalf of Buyer, inspected the work at Storage Location (as defined in Section 5.1 below on August 28th, 2023. Buyer shall be entitled to inspect the Work prior to the Closing Date to confirm the condition of the Work matches tbe condition reflected in the Condition Report ttached hereto as Exhibit A. When the Work is delivered to the Delivery Location, Delaware Freeport shall be entitled to inspect the Work to confirm the condition of the Work matches the (:ondition retlected in the Condition Report.

5. STORAGE ANDCARE OF THE WORK.

5.1. Between the Effective Date and the date on which Seller packs and ships the Work for delivery to the Delivery Location (as defined in Section 8.1 below), Seller shall store the Work at [***] (the *"Storage location").* Seller shall notify Agent in writing prior to any relocation of the Work, unless agreed upon under separate cover.

5.2. Seller agrees to ensure an appropriate storage environment consistent with professional fine art gallery and conservation standards is provided to safeguard the quality and condition of the Work and to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt, vennin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the Work is delivered to the Delivery Location. Any damage to the Work must be reported immediately to Agent. As of the Effective Date, Seller will not perform any conservation or restoration on the Work without notice to Agent.

6. **INSURANCE & RISK OF LOSS.** Seller shall arrange and pay for the Worl< to be insured under Seller's fine arts policy for an amount equal to the Purchase Price commencing on the Effective Date and continuing until risk of loss transfers to Buyer. Risk of loss to the Work shall transfer from Seller to Buyer following both: (i) payment by Buyer of the amount due on the Closing Date; and (ii) the release of the Work lo Buyer at the Delivery Location. From and after the dateof payment of the First Installment, Buyer shall be named as an additional insured and a "loss payee" on such policy in the amount of its deposit and Seller will issue an insurance certificate which delineates the First lnstallrnent in the name of Agent as well as the work beingfully insured at Seller's cost for the duration of the Purchase Agreement until the Closing Date. On or before thedateof payment of the First [nstaJJment, Seller shall provide Agent with a certificate of insurance evidencing Seller's insurance coverage and naming Buyer as an additional insured and loss payee to the extent of your financial interest.

7. **TITLE.** On Closing, Seller, on behalf of Owner, hereby transfers to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work, free and clear of any and all Cla.ims. At the time of Closing, Seller shall deliver to Agent a signed copy of the Bill of Sale, together with any Certificate in the actual or constructive possession of Seller or Owner (if applicable). Seller shall be solely responsible for remitting any and all sale proceeds due to Owner in connection with the sale of the Work hereunder.

8. DELIVERY AND EXPENSES.

8.1. No later than five (5) business days after the Closing Date, if the Seller has not already done so, Seller shall arrange for the Work to be packed and shipped by tine art shippers approved by Agent in writing to Agent's account at Delaware Freeport, located at 315 Ruthar Drive, Newark, DE 19711 (the *"Delivery Location")*.

8.2. Seller shaJJ pay all costs related to and be responsible for arranging, crating, packing, shipping and insuring the Work from the Storage Location to the Delivery Location and insuring the Work until the Closing Date.

9. **THIRD-PARTY COMMISSIONS.** Neither Agent nor Buyer shall be responsible for and neither shall pay any conunissions or fees due any person acting on behalfofSeller or Owner as a result of the transaction contemplated by this Purchase Agreement. Seller shall not be responsible for and shall not pay any commissions or fees due any person acting on behalf of Agent or Buyer as a result of the transaction contemplated by this Purchase Agreement. Seller shall be responsible to pay any fees or costs to any agent or advisor engaged by Seller in connection with the transactions contemplated hereby and Agent and Buyer shall be indemnified and held harmless from any claim by any such agent or advisor relating to this Purchase Agreement and the transactions contemplated hereby. The parties acknowledge and agree that no such agent or advisor to Seller is an employee or affiliate of Buyer or Agent.

IO. **TERMINATION.**

I0.1 Buyer shall have the right to terminate this Purchase Agreement prior lo the Closing in the event of: (i) a material breach by Seller of any of the covenants or obligations of Seller under this Purchase Agreement; or (ii) the falsity or material inaccuracy of any of Seller's representations or warranties contained in this Purchase Agreement including without limitation Section 3.1.5 (whether or not such falsity or material inaccuracy results from an intentional or unintentional misrepresentation by Seller or from facts or events occurring before or after the Effective Date).

I0.2 [n the event of termination as set forth above, then Seller shall within thirty (30) days of written notice from Buyer, repay to Buyer all amounts previously paid by Buyer to Seller under this Purchase Agreement, and if such breach occurs or is discovered after the Work has been delivered to Buyer, upon receipt of such funds, Buyer will release the Work to Seller, unless prevented by law from doing so.

I0.3 For the purposes of this Section I0, "Seller" shall refer to Seller, on behalfof itself and Owner, and "Buyer" shall refer to Buyer, and Agent on behalf of Buyer.

11. **LENDING OF THE WORK.** Buyer agrees to consider in good faith any request that it receives from Seller to lend the Work to an exhibition of works by a museum or gallery of works by Martin Wong.

12. MISCELLANEOUS. This Purchase Agreement, including the exhibits attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior agreements between the parties null and void. ln the event of a conflict between this Purchase Agreement and any invoice issued by Seller, the terms of this Purchase Agreement shall control. Seller, on behalf of itself and Owner, agrees that Buyer is a third-party beneficiary of thisPurchase Agreement. The terms of thisPurchase Agreement may not be modified or amended, except in a writing signed by the parties hereto. Seller may not assign this Purchase Agreement without the prior written consent of Agent or Buyer. This Purchase Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal representativesof the parties hereto. This Purchase Agreement, and all matters arising out of or relating to this Purchase Agreement, shall be governed and construed in accordance with the la'!Vs of the State of New York, without regard to its conflict of laws provisions. Any dispute arising under or related to this Purchase Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York. This Purchase Agreement maybe executed in counterparts, including by PDFor facsimile, each of which shall bedeemed an original, and all of which together shall constitute one and the same instrument.

fN WITNESS WHEREOF, the parties hereto have hereunto signed their hands and seals as of the Effective Date.

SELLER:
[***]

AGENT:

MASTERWORKS GALLERY, LLC

ITS: Executive Vice President, Acquisition

EXHrBIT A

DESCRJ PTION OF WORK ANDCONDITION REPORT

EXHIBIT B

INVOICE

September 12, 2023

INVOICE [***]

Masterworks LLC, as agent for Masterworks Cayman, SPC,
acting on behalf of its Gallery Segregated Portfolio
225 Liberty Street
New York
10281 New York
United States

INVOICE



Martin Wong
The Most Beautiful Painting in the World, 1989
acrylic on canvas
60 x 84 ins.
152.4 x 213.4 cm
([***])

$ 715,000.00

Total due **$ 715,000.00**

Shipping to be organized and billed separately. This sale is subject to the attached Art Purchase Agreement.

For wire transfers, please call [***] to confirm banking details by voice, and direct funds to our account, without charges to the beneficiary:

Account #[***]
Account Name: **[***]**
Bank Address: Bank of America, 222 Broadway, New York NY 10038
ABA Routing (Wire transfer): [***]
ACH (Paper and Electronic): [***]
Swift Code: [***]

Please state your invoice number in your instructions.

Title does not pass, and work(s) will not be released, until payment has been received in full. Use taxes, customs and duties, if applicable, are the responsibility of the purchaser. Copyright on all image(s) of the artwork(s) are retained by the artist. Payment in full acts as acknowledgement of, and agreement to these terms.

EXHIBIT C

BILL OF SALE

Dated: _______________, 2023

Sold by:	[***]	("Seller")
Sold to:	Gallery Segregated Portfolio Masterworks Cayman, SPC 225 Liberty Street, 29th Floor New York, New York 10281	("Buyer")

Artist:	Martin Wong	(the "Work")
Title:	The Most Beautiful Painting in the World	
Medium:	Acrylic on Canvas	
Size:	60 x 84 in. (152.4 x 213.4 cm.)	
Date:	1989	

NY Sales Tax:	None Withheld; Delaware Delivery
Purchase Price:	USD $715,000

For value received, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Art Purchase Agreement No. PA00384 by and between Seller and Masterworks Gallery, LLC dated September 12, 2023, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety.

SELLER:

[***]

____

BY:
ITS: